Exhibit 2

SCHEDULE 5

BLOCKLISTING SIX MONTHLY RETURN

1.           Name of company

BRITISH AMERICAN TOBACCO P.L.C.

2.          Name of scheme

A)          BRITISH AMERICAN TOBACCO P.L.C. - 10,000,000 ORDINARY SHARES OF 25P EACH (REF: 0287580) (GB0002875804)

B)          BRITISH AMERICAN TOBACCO P.L.C. Sharesave Scheme - 1,500,000 Ordinary shares of 25p each (Ref: 0287580) (GB0002875804)

3.          Period of return:

From 1 July 2023 to 31 December 2023

4.          Balances under scheme from previous return:

A)          31,189

B)          475,267

5.          The amount by which the block scheme has been increased, if the scheme has been increased since the date of the last return:

N/A

6.          Number of securities issued/allotted under scheme during period:

A)          0

B)          34,490

7.          Balance under scheme not yet issued/allotted at end of period:

A)          31,189

B)          440,777

8.          Number and class of securities originally listed and the date of admission:

A)         10,000,000 listed on 06.12.99 (REF: 0287580) (GB0002875804)

B)         1,500,000 listed on 01.05.15 (REF: 0287580) (GB0002875804)

9.          Total number of securities in issue at the end of the period:

2,456,941,909 Ordinary Shares of 25p each which figure includes 220,533,855 shares held in Treasury.

Contact for queries:

Name: C. Dhokia, Deputy Company Secretary

Address: Globe House, 4 Temple Place, London WC2R 2PG

Telephone: +44 (0)20 7845 3233

Date: 2 January 2024